Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Consolidated-Tomoka Land Co.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-62679, 333-63400, 333-168379, and 333-176162) on Form S-8 of Consolidated-Tomoka Land Co. of our report dated March 15, 2012 (except with respect to Note 3 as to which the date is March 10, 2014), with respect to the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of Consolidated-Tomoka Land Co. and subsidiaries for the year ended December 31, 2011, and the related financial statement schedule, which report appears herein.

/s/ KPMG LLP
Jacksonville, Florida
March 10, 2014
Certified Public Accountants